Exhibit 3.(i)9

KILROY REALTY CORPORATION

ARTICLES SUPPLEMENTARY

REDESIGNATING AND RECLASSIFYING 900,000 SHARES OF 9 1/4% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK AS PREFERRED STOCK

Kilroy Realty Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: By or as contemplated by Articles Supplementary filed with the Department on December 10, 1999 (the “December 10, 1999 Articles Supplementary”), and by Articles Supplementary filed with the Department on December 30, 1999 (the “December 30, 1999 Articles Supplementary”), the Company classified and designated 780,000 shares and 120,000 shares, respectively, of its authorized but unissued Preferred Stock, par value $0.01 per share (“Preferred Stock”), as a separate class of Preferred Stock designated as “9 1/4% Series D Cumulative Redeemable Preferred Stock”, and set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions of such shares, all as set forth in the December 10, 1999 Articles Supplementary and the December 30, 1999 Articles Supplementary.

SECOND: No shares of Preferred Stock of the Company previously classified and designated as 9 1/4% Series D Cumulative Redeemable Preferred Stock pursuant to or as contemplated by the December 10, 1999 Articles Supplementary and the December 30, 1999 Articles Supplementary are either issued or outstanding as of the date hereof.

THIRD: Pursuant to the authority expressly vested in the Board of Directors of the Company by Article IV of the Articles of Amendment and Restatement of the Company filed with the Department on January 21, 1997, as amended and supplemented to date (the “Charter”), and Section 2-105 of the Maryland General Corporation Law (the “MGCL”), the Board of Directors of the Company and/or a duly authorized committee thereof (the “Board of Directors”), by resolutions duly adopted on October 2, 2008 (the “Resolutions”), has determined it to be in the best interest of the Company that the 900,000 shares of Preferred Stock of the Company previously classified and designated as 9 1/4% Series D Cumulative Redeemable Preferred Stock pursuant to or as contemplated by the December 10, 1999 Articles Supplementary and the December 30, 1999 Articles Supplementary, be reclassified and redesignated to be and become Preferred Stock of the Company as otherwise authorized for issuance under the Charter of the Company, without further designation and without any preferences or relative, participating, optional, conversion or other rights appertaining thereto, or voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption, other than those, if any, applicable to shares of Preferred Stock of the Company generally, such that the same, as shares of Preferred Stock otherwise authorized for issuance under the Charter, shall be available for future reclassification and available for issuance upon proper authorization by the Board of Directors from time to time.

FOURTH: The 900,000 shares of 9 1/4% Series D Cumulative Redeemable Preferred Stock, as aforesaid, have been redesignated and reclassified as aforesaid by the Board of Directors, pursuant to and as contemplated by the Resolutions, under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall be effective at the time the Department accepts them for record.

SEVENTH: The undersigned Senior Vice President of the Company acknowledges these Articles Supplementary to be the corporate act of the Company and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Vice President and attested to by its Secretary on this 2nd day of October, 2008.

KILROY REALTY CORPORATION

By:	/s/ Tyler H. Rose
Name: Title:	Tyler H. Rose Senior Vice President

[SEAL]

ATTEST:

/s/ Richard E. Moran Jr.
Richard E. Moran Jr. Secretary

[SIGNATURE PAGE TO SERIES D

RECLASSIFICATION ARTICLES SUPPLEMENTARY]